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                                                                    EXHIBIT 99.1

[LOGO]
AMGEN

                                                   Amgen Inc.
                                                   One Amgen Center Drive
                                                   Thousand Oaks, CA 91320-1799
                                                   Telephone (805) 447-4587
News Release                                       Fax (805) 499-3507
                                                   www.Amgen.com
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                           Amgen to Raise $2.5 Billion
                          From Offering of Zero-Coupon
                            Senior Convertible Notes

For Immediate Release

THOUSAND OAKS, Calif., -- February 21, 2002 - Amgen Inc. (NASDAQ: AMGN) today announced that it intends to raise approximately $2.5 billion through an offering of 30-year zero-coupon senior notes that are convertible into shares of Amgen common stock. Amgen may raise up to an additional $300 million upon exercise of an over-allotment option that it granted in connection with the offering. Amgen expects to use the net proceeds from the offering: (1) to fund the purchase of approximately $650 million of its common stock that it is repurchasing simultaneously with the issuance of the notes and (2) for general corporate purposes, including acquisitions, additional share repurchases, capital expenditures and working capital.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Amgen common stock issuable upon conversion have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent Form 10-Q. Amgen conducts research in the biotechnology/pharmaceutical field where movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product.

                                    - MORE -

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Amgen to Raise $2.5 Billion
From Offering of Zero-Coupon
Senior Convertible Notes
Page 2

Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. In addition, sales of our products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers. These government regulations and reimbursement policies may affect the development, usage and pricing of our products.

In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors.

Because forward-looking statements involve risks and uncertainties, actual results may differ materially from current results expected by Amgen. Amgen is providing this information as of February 21, 2002 and expressly disclaims any duty to update information contained in this press release.

Amgen is a global biotechnology company that discovers, develops, manufactures and markets important human therapeutics based on advances in cellular and molecular biology.

         CONTACT:
         Amgen, Thousand Oaks
         Jeff Richardson, 805/447-3227 (media)
         Cary Rosansky, 805/447-4634 (investors)

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